Exhibit 99.1

Coach Industries Group, Inc. - CIGI -

Appoints Steven H. Rothman to the Board of Directors and Compensation Committee

Thursday February 9, 8:30 am ET

COOPER CITY, Fla.—(BUSINESS WIRE)—Feb. 9, 2006—Coach Industries Group, Inc. (“Coach”) (OTCBB:CIGI - News), which offers an array of financial services to commercial fleet operators, today announced the appointment of Steven H. Rothman as an Independent Director to the Board of Directors of the Company effective February 7, 2006. Mr. Rothman will also chair the Compensation Committee for the Board.

Mr. Rothman is a founder of MTM Technologies, Inc. (NASDAQ:MTMC - News) where he has held several key executive positions since 1986 including its Chairman, CEO, CFO, and President. Presently, Mr. Rothman is a member of the Board of Directors and Executive VP responsible for M&A of MTM Technologies, Inc. Under Mr. Rothman’s direction, MTMC has prospered from a startup Company with less than $2 million in annual sales to the current twelve annualized run rate of more than $275 million in sales. Mr. Rothman was responsible for the original IPO of the Company in October, 1993 and lead subsequent financings done since the Company’s inception. Mr. Rothman obtained his undergraduate and Masters Degree from Long Island University.

Francis O’Donnell, Chairman and Chief Executive Officer of Coach commented, “Mr. Rothman brings a tremendous amount of knowledge and expertise to our Company as we continue our growth augmentation. Steve has been a key driver in the development of MTMC as a leading national computer and communications technology Management Company providing IT networking and data center services. Under his direction the Company has experienced tremendous growth and prosperity. Steve will be an excellent addition to our team as we execute our growth strategy during years to come.”

Steven Rothman commented, “I am looking forward to utilizing my many years of public corporate experience as a part of the Coach Industries Group, Board of Directors. Coach is a very exciting Company with tremendous growth and profit potential in an industry that is in desperate need of their strategic services.”

About Coach Industries Group, Inc.

Coach Industries Group, Inc. (OTCBB:CIGI - News; “Coach”) is a holding company focused on providing financial services and the manufacturing of luxury limousine and specialty vehicles to Commercial Fleet Operators.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Coach Industries Group, Inc., Cooper City

William Needham, 561-487-2248

IR@cigi.cc

Or

Investors:

Alliance Advisors, LLC

Alan Sheinwald, 914-244-0062

asheinwald@allianceadvisors.net